UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):   May 18, 2011

IP Technology Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53827	26-0378308
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

1576 East 21st Street
New York, New York	11210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 208-4472

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.

Changes in Control of Registrant

On May 18, 2011, Joseph Levi, the Company’s President, Chief Executive Officer, Chief Financial Officer, director and the holder of 2,301,000 shares of the Company’s common stock (the “Shares”), entered into a Stock Purchase Agreement with R-Squared Partners, pursuant to which Mr. Levi sold the Shares to R-Squared Partners. Immediately following such transaction, R-Squared Partners beneficially owns approximately 92% of the Company’s issued and outstanding common stock. Neil Rock has voting and dispositive control over the shares held by R-Squared Partners.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2011, Joseph Levi resigned as President of IP Technology Services, Inc. (the “Company”). On May 18, 2011, the board of directors of the Company appointed Neil B. Rock as President, and as a member of the board of directors of the Company.

Mr. Rock has served as an associate at Goldstrand Investments Inc., a New York-based private investment group, since January 2010.  Prior to joining Goldstrand Investments, Mr. Rock was an analyst at Lake Partners, Inc., an investment management firm, from March 2007 through December 2010.

Key Attributes, Experience and Skills: Mr. Rock’s experience in analyzing small and medium-sized public and private companies along with his capital markets experience will provide the board with significant management insight and understanding of capital markets.

There is no arrangement or understanding between Mr. Rock and any other persons pursuant to which Mr. Rock was selected as an officer and/or director of the Company. There are no family relationships between Mr. Rock and any of the Company’s officers and directors.

As of the date of this Current Report, the Company has not entered into any material plan, contract or arrangement to which Mr. Rock is a party or in which Mr. Rock participates, nor has any grant or award of the Company’s common stock has been made to Mr. Rock in connection with his election. The Company may grant equity and/or cash awards to Mr. Rock in the future in consideration for his services as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 23, 2011

IP TECHNOLOGY SERVICES, INC.

By:

/s/ Neil Rock

Name:  Neil Rock

Title:  President